Exhibit 10.3

EXECUTIVE CHANGE IN CONTROL RETENTION AGREEMENT

THIS AGREEMENT by and between Arrow Electronics, Inc., a New York corporation (the “Company”), and ______________________ (the “Executive”) is made as of _________  __, 2013 (the “Effective Date”).

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of Executive remaining in its employ, the Company agrees that Executive shall receive the severance benefits set forth in this Agreement in the event Executive's employment with the Company is terminated under the circumstances described below.

1.           Key Definitions.

As used herein, the following terms shall have the following respective meanings.

1.1           “Annual Bonus” means the annual bonus payable to Executive under the Company’s Management Incentive Compensation Plan (MICP), or such other or successor annual bonus program in which Executive participates from time to time.

1.2           “Base Salary” means Executive’s annual base salary, as in effect immediately prior to the Change in Control Date.

1.3           “Change in Control” means the occurrence of any of the following events:

(i)           any Person (within the meaning of Section 13(d) or 14(d) of the Exchange Act), entity or affiliated group becoming the beneficial owner or owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than thirty percent (30%) of the total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii)           a consolidation or merger (in one transaction or a series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction (or series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition) would not (i) be the holders immediately after such transaction (or series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition) in substantially similar proportions that they held equity securities of the Company prior to such transaction (or series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition);

(iii)           the sale of all or substantially all of the assets of the Company to any other Person, in one transaction or a series of related transactions during the twelve (12) month period ending on the date of the most recent transaction (it being understood that a spin-off of shares of capital stock of any subsidiary of the Company or a distribution of other assets of the Company as a dividend to its shareholders does not constitute a sale thereof);

(iv)           during any period of twelve (12) consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors (other than those new directors elected in connection with an actual or threatened proxy contest or any other actual or threatened solicitation of proxies) whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof;

(v)           the approval of the shareholders of the Company of the liquidation or dissolution of the Company; provided, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially similar proportions by the Persons who hold the Company’s securities immediately before such transaction.

1.4            “Change in Control Date” means the first date on which a Change in Control occurs.  Notwithstanding anything in this Agreement to the contrary, if (a) a Change in Control occurs, (b) Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.5           “Cause” means, subject to the conditions below, (i) Executive’s conviction of (or plea of no contest or guilty to) a felony, (ii) Executive’s willful failure to perform, in any material respect, Executive’s material duties and responsibilities to the Company (other than any failure resulting from Executive’s physical or mental injury, illness or incapacity), (iii) Executive’s willful failure to comply, in any material respect, with any lawful policy adopted by the Company and communicated to Executive in writing, or (iv) Executive’s willful misconduct in performing Executive’s duties to the Company under this Agreement.  Notwithstanding the foregoing, any breach or failure described in clauses (ii), (iii) or (iv) above will constitute Cause only after (a) the Company delivers to Executive a Notice of Termination (as described in Section 2.2 hereof), and (b) Executive fails to cure that breach or failure within 15 business days following Executive’s receipt of the Company’s Notice of Termination.  No act or failure to act by Executive will be deemed to be “willful” under clauses (ii), (iii) or (iv) above if that act or failure to act was committed or omitted by Executive in good faith and in a manner he reasonably believed to be in the best interest of the Company.

1.6           “Good Reason” means, subject to the conditions below, (i) any reduction in Executive's Base Salary or Annual Bonus target percentage, (ii) a material failure by the Company to pay any Base Salary, Annual Bonus or other compensation, equity compensation or employee benefit to Executive when due, (iii) any adverse change in Executive’s position or title, (iii) any material diminution in Executive’s duties, responsibilities or authority, (iv) the assignment to Executive of any material duty inconsistent with Executive’s position or title (v) the relocation of Executive’s principal place of employment to more than 50 miles from the location in effect immediately prior to the Change in Control Date.  Notwithstanding the foregoing, any occurrence, condition or event described in clauses (i) through (v) above will constitute Good Reason only after (1) Executive delivers to the Company a Notice of Termination (as described in Section 2.2 hereof), and (2) the Company fails to cure that occurrence, condition or event within 15 business days following the Company’s receipt of Executive’s Notice of Termination.

1.7           “Disability” means due to illness, injury or a physical or medically recognized mental condition, (i) Executive is unable to perform Executive’s duties and responsibilities with reasonable accommodation for 120 consecutive calendar days, or 180 calendar days during any twelve-month period, as determined by a physician agreed to by the Company and Executive, or (ii) Executive is considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by Company in which Executive participates.

1.8           “Release Effective Date” shall have the meaning given in Section 3.6(b) hereof.

2.           Employment Status; Termination Following Change in Control.

2.1           Term of Agreement; Not an Employment Contract.  The term of this Agreement shall begin on the Effective Date and shall continue in effect, with respect to a Change in Control Date that occurs during Executive’s period of employment with the Company, and for such periods following any such Change in Control Date as expressly provided herein.  Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Agreement does not prevent Executive from terminating employment at any time.  If Executive's employment with the Company terminates for any reason and subsequently a Change in Control shall occur, Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.4.

2.2           Termination of Employment.

(a)           If the Change in Control Date occurs, any termination of Executive's employment by the Company or by Executive within twenty-four (24) months following the Change in Control Date (other than due to the death of Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7.  Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the Date of Termination (as defined below).  The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 30 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to Executive's Disability, or the date of Executive's death, as the case may be.  In the event the Company fails to satisfy the requirements of Section 2.2(a) regarding a Notice of Termination, the purported termination of Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b)           The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

(c)           Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.  Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), Executive shall be entitled to a hearing before the Board at which Executive may, at Executive’s election, be represented by counsel and at which Executive shall have a reasonable opportunity to be heard.  Such hearing shall be held on not less than 15 days prior written notice to Executive stating the Board’s intention to terminate Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.

(d)           Any Notice of Termination for Good Reason given by Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

3.           Benefits to Executive.

3.1           Compensation.  If the Change in Control Date occurs and Executive's employment with the Company terminates within twenty-four (24) months following the Change in Control Date, Executive shall be entitled to the following benefits:

(a)           Termination Without Cause or for Good Reason.  If Executive's employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by Executive for Good Reason within twenty-four (24) months following the Change in Control Date, then Executive shall be entitled to the following benefits:

(i)           the Company shall pay to Executive a lump-sum cash payment on the Release Effective Date in the aggregate of the following amounts:

(1)           an amount equal to (a) [__]1 multiplied by (b) the sum of (x) the greater of Executive’s annual Base Salary as in effect immediately prior to the Change in Control Date or the Date of Termination and (y) the greater of Executive’s target Annual Bonus as in effect immediately prior to the Change in Control Date or the Date of Termination; and

(2)           Executive’s accrued but unpaid Base Salary through the Date of Termination, vacation pay earned but not used in the calendar year of termination, any unreimbursed reimbursable expenses, and all rights and benefits under the employee benefit plans of the Company in which Executive is then participating, and (ii) any previously awarded but unpaid Annual Bonus for a completed calendar year prior to the Date of Termination (collectively, the “Accrued Obligations”);

(ii)           the Company will also pay Executive a lump-sum cash payment equal to the product of (A) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Date of Termination occurs, based on actual achievement of the applicable performance goals for such year (as determined on a basis consistent with that for other senior executives) and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”).  This amount shall be paid on the date that Annual Bonuses are normally paid, but in no event later than March 15th of the year following the year in which the Date of Termination occurs;

(iii)           for a period of [__]2 months after the Date of Termination, Executive and Executive’s eligible dependents shall remain covered under the Company’s health care plan on the same basis as an active employee until the earlier of (A) Executive becoming eligible for Medicare (or comparable governmental health coverage), or (B) the commencement date of comparable health care benefits from a new employer; and

(iv)           to the extent not previously paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive following Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (other than severance benefits) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)           Resignation without Good Reason; Termination for Cause or by Reason of Death or Disability.  If Executive voluntarily terminates Executive’s employment with the Company within twenty-four (24) months following the Change in Control Date, excluding a termination for Good Reason, or if Executive's employment with the Company is terminated by reason of Executive's death or Disability within twenty-four (24) months following the Change in Control Date, then the Company shall (i) pay Executive (or Executive’s estate, if applicable), a lump sum cash payment within thirty (30) days after the Date of Termination, in an amount equal to the Accrued Obligations and (ii) timely pay or provide to Executive the Other Benefits.

1 Insert “3” for the CEO and “2” for EC members.

2 Insert “36” for the CEO and “24” for EC members.

3.2           Equity Compensation.  For the avoidance of doubt, in addition to the rights and benefits otherwise provided under this Agreement, Executive shall be entitled to all rights and benefits set forth under any of the Company’s equity compensation plans (and applicable award agreements), including upon a Change in Control, which shall be governed by the terms and conditions of such plans and award agreements.

3.3           Parachute Payments.  Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement (including, without limitation, the accelerated vesting of any equity or incentive awards held by Executive) or otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall be entitled to receive (A) the greatest amount so that no portion the payments shall be an excess parachute payment (the “Limited Amount”), or (B) if the amount of payments otherwise paid or provided (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, then the amount of payments shall be the amount otherwise payable.  Any reductions described in the preceding sentence shall be done in the manner that is least economically disadvantageous to Executive.  Where the decision to cut back between two amounts is economically equivalent, but the amounts are payable at different times, the amounts will be reduced on a pro rata basis.

3.4           Compliance with Section 409A.

(a)  Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to Executive in connection with Executive’s employment termination is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive's employment is terminated (the "New Payment Date").  The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(b)  Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive.  This Agreement shall be construed, administered, and governed in a manner consistent with this intent.  If and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to Executive by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A of the Code.  Each severance payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code.  In no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

3.5           Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 3 by seeking other employment or otherwise. Further, except as provided in Section 3.1(a)(iii) with regard to health benefits, the amount of any payment or benefits provided for in this Section 3 shall not be reduced by any compensation earned by Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise.

3.6           Release.

(a)           As a condition precedent to receiving the payments and benefits as provided in Section 3.1, Executive agrees to execute (and not revoke) a general release of claims (the “Release”), in the form attached as Exhibit A hereto.  If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the payments and benefits described in Section 3.1.  For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive's estate in the case of Executive’s death.

(b)           Payment of any amounts described hereunder that are subject to the Release will begin on the 60th day following the Date of Termination (the “Release Effective Date”), with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A, such exempt payments shall be made beginning with the first payroll date following the effectiveness of the Release.

4.           Restrictive Covenant Agreement.  In consideration of Executive’s employment by the Company and the rights and benefits of Employee provided by the Agreement, on the Effective Date, Employee will enter into the Restrictive Covenant Agreement in the form attached as Exhibit B hereto.

5.           Dispute Resolution.

5.1           Governing Law/Dispute Resolution.  Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, each party shall pay all of its own costs and expenses.  Notwithstanding the foregoing, ay action for injunctive relief under Section 2 of the Restrictive Covenants Agreement shall be settled exclusively by a state or Federal court located in New York, New York.

5.2           Expenses.  Promptly upon request, but no later than 90 days after the fees and expenses are incurred, the Company shall pay all reasonable legal fees and related expenses incurred by Executive in connection with the Agreement following a Change in Control of the Company including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any such termination, in seeking advice with respect to the matters set forth in Section 3.3 or in seeking to obtain or enforce any right or benefit provided by this Agreement.

6.           Successors.

6.1           Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2           Successor to Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to Executive or Executive’s family hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

7.           Notice.  All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, to Executive at the address on record with the Company, or to the Company directed to the attention of the Chairman or the Board or the President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

8.           Miscellaneous.

8.1           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.2           Waivers.  No waiver by Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.3           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.4           Tax Withholding.  Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.5           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

8.6           Amendments.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first set forth above.

ARROW ELECTRONICS, INC.
Dated: ____________, 2013	By: /s/ Gretchen Zech

	Name:	Gretchen Zech
Senior Vice President, Global Human Resources

EXECUTIVE

EXHIBIT A

RELEASE

_________ (“Executive”) hereby executes this Release of Claims (this “Release”) as of the date hereof, pursuant to the terms of the Executive Change in Control Retention Agreement of Arrow Electronics, Inc. (the “Company”), as in effect on the date hereof (the “Change in Control Agreement”). As of the date hereof, Executive and the Company have also entered into a Noncompetition and Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”) pursuant to the terms of the Change in Control Agreement.

1.           Executive Change in Control Agreement

Executive has been terminated from employment with the Company under circumstances that entitle Executive to certain rights and benefits under the Change in Control Agreement, subject to the terms of this Release.  The rights and benefits of Executive under the Change in Control Agreement are in consideration of and subject to Executive’ execution, nonrevocation and compliance with the terms of this Release.

2.           Release of Claims by Executive

b.           With the intention of binding Executive and Executive’s heirs, executors, administrators and assigns (collectively, and together with Executive, the “Executive Releasors”), hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, Executive’s employment with the Company or the termination of such employment (collectively, “Released Claims”) and that Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable federal, state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

5.           any right arising under, or preserved by, this Release or the Change in Control Agreement;

6.           any claim related solely to Executive’s status as an equityholder of the Company or any affiliate thereof;

7.           for avoidance of doubt, any right to indemnification under (i) applicable law, (ii) the Change in Control Agreement, (iii) the by-laws or certificate of incorporation of any Company Released Party, (iv) any other agreement between Executive and a Company Released Party or (v) as an insured under any director’s and officer’s liability insurance policy now or previously in force; or

8.           for avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company Affiliated Group.

f.           No Executive Releasor shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 2.

g.           In the event any action, suit, claim, charge or proceeding within the scope of this Section 2 is brought by any government agency, putative class representative or other third Party to vindicate any alleged rights of Executive, (i) Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by Executive within ten (10) calendar days of Executive’s receipt thereof.

h.           The amounts and other benefits set forth in the Change in Control Agreement, to which Executive would not otherwise be entitled, are being paid to Executive in return for Executive’s execution and nonrevocation of this Release and Executive’s agreements and covenants contained in the Restrictive Covenant Agreement.  Executive acknowledges and agrees that the release of claims set forth in this Section 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

i.           The release of claims set forth in this Section 2 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.  Executive specifically acknowledges that Executive’s acceptance of the terms of the release of claims set forth in this Section 2 is, among other things, a specific waiver of Executive’s rights, claims and causes of action under Title VII, ADEA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

4.           Voluntary Execution of Agreement.

BY EXECUTIVE’S SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT:

i.           EXECUTIVE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

j.           IF EXECUTIVE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) CALENDAR DAYS, EXECUTIVE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

k.           EXECUTIVE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN CALENDAR DAYS AFTER EXECUTIVE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH CALENDAR DAY AFTER THE DAY ON WHICH EXECUTIVE SIGNED THIS RELEASE;

l.           THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

m.           THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 3(c), AND FOLLOWING SUCH REVOCATION PERIOD EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

n.           EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

o.           NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE CHANGE IN CONTROL AGREEMENT AND THIS RELEASE;

p.           EXECUTIVE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT EXECUTIVE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE CHANGE IN CONTROL AGREEMENT, AND WARRANTS AND REPRESENTS THAT EXECUTIVE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, Executive has acknowledged, executed and delivered this Release as of [INSERT DATE].

EXECUTIVE:

EXHIBIT B

FORM OF RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”) is made as of ________  __, 2013 (the “Effective Date”) by and between Arrow Electronics Inc. (the “Company”) and   ____________  (“Executive”), pursuant to the terms of the Executive Change in Control Retention Agreement as in effect on the date hereof (the “Change in Control Agreement”).

WHEREAS, Executive acknowledges and recognizes the highly competitive nature of the business of the Company;

WHEREAS, Executive acknowledges that he/she will be provided with access to sensitive, proprietary and confidential information of the Company and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of the Company, which, in each case, Executive acknowledges and agrees constitute valuable assets of the Company;

WHEREAS, in connection with Executive’s execution of the Change in Control Agreement, Executive agrees to be subject to the restrictive covenants as set forth in this Agreement;

NOW THEREFORE, for good and valuable consideration, including Executive’s rights under the Change in Control Agreement, as of the Effective Date, the parties agree as follows:

2.	Restrictive Covenants.

(a)           Disclosure of Information. During the period of Executive’s employment with the Company (the “Period of Employment”) and for all periods thereafter, Executive will not, directly or indirectly, use, attempt to use, disclose or otherwise make known to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law):

 (i)  any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which Executive may acquire in the course of Executive’s employment, in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates; or

  (ii)  any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he knows or may come to know in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates.

(b)            Non-Competition. During the Period of Employment and for a period of  [__]3 months after the effective date of Executive’s termination of employment with the Company for any reason (the “Restricted Period”),  Executive will not, directly or indirectly, engage or become interested in the United States, Canada or Mexico or any other geographic area in which Executive has Company-related responsibilities (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) in the business of distributing electronic parts, components, supplies or systems, system assembly, production and development of information databases, online engineering tools and reverse logistics, providing services to industrial and commercial users of electronic components, providing enterprise computing solutions, or any other business in which the Company engages as of the Change in Control Date (as defined in the Change in Control Agreement) or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent Executive from acquiring or owning less than 1 % of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company's Human Resource and Conflict of Interest policies.

(c)           Solicitation.  During the Period of Employment and the Restricted Period, Executive will not, directly or indirectly, solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which was or at the time is a supplier or customer, or prospective supplier or customer, of the company, its subsidiaries or affiliates; or

(d)           Employment. During the Period of Employment and the Restricted Period, Executive will not, directly or indirectly, employ or retain, or arrange to have any other person, firm or other entity employ or retain, or otherwise participate in the employment or retention of, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.

(e)           Non-Disparagement. During the Period of Employment and thereafter, Executive will not make any disparaging statements about the Company, any of its affiliates, or any of their respective officers and directors.

(f)           Preservation of Business.  During the Period of Employment, Executive will use Executive’s best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.

3 Insert “24” for the CEO and “18” for EC members.

(g)           Patents and Copyrights, etc. Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by him relating to any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, its subsidiaries or affiliates, whether acquired by Executive before or during Executive’s employment or retention hereunder.  Any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which Executive conceived of or made, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Period of Employment, shall be and remain the property of the Company.  Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries and/or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold Executive harmless from any and all costs, expenses, liabilities or damages sustained by Executive by reason of having made such patent applications or being granted such patents.

(h)           Writings and Other Materials.  Any writings or other materials written or produced by Executive or under Executive’s supervision (whether alone or with others and whether or not during regular business hours), during the Period of Employment which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to affect the disclosure and assignment thereof to it.  Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company's right, title and interest therein. The Company shall indemnify, defend and hold Executive harmless from any and all costs, expenses, liabilities or damages sustained by Executive by reason of Executive's compliance with the Company's request.

(i)           Return of Documents.  Executive will promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest Executive may have in any business.

2.           Enforcement

(a)         Executive acknowledges and agrees that the foregoing time limitations are reasonable and properly required for the adequate protection of the business and the goodwill of the Company. In the event any such time limitation is deemed to be unreasonable by any court of competent jurisdiction, Executive agrees to the reduction of such time limitation to such period which such court shall deem reasonable.  Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if Executive breaches or threatens to breach the provisions of this Section 4, and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of such Section and that the Company shall be entitled to specific performance of the terms of such Section in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

 (b)      Except as expressly herein provided, nothing contained herein is intended to prevent Executive, at any time after the Date of Termination, from either (i) being gainfully employed or (ii) exercising Executive’s skills and abilities outside of such geographic areas, provided in either case the provisions of this Agreement are complied with.

3.           Consideration.  Executive acknowledges that Executive’s severance entitlements under the Change in Control Retention Agreement between the Company and Executive constitutes valid consideration for the promises and commitments made in this Agreement.

4.           General Terms

(a)           Integration, Governing Law, Choice of Forum.  Any action for injunctive relief under this Agreement shall be settled exclusively by a state or Federal court located in New York, New York.  Any other dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, each party shall pay all of its own costs and expenses.

(b)           Severability.  Executive agrees that the provisions of this Agreement constitute independent and severable covenants which shall survive the termination of the Restricted Period and which shall be enforceable by the Company notwithstanding any rights or remedies Executive may have under any other provisions hereof.

(c)            Non-Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or Executive without written consent signed by the other party; provided, that the Company may assign the Agreement to any successor that continues the business of the Company.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

(d)            Headings.  The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed and delivered this Agreement as of the day and year first set forth above.

ARROW ELECTRONICS, INC.
Dated: ____________, 2013	By: /s/ Gretchen Zech
	Name:	Gretchen Zech
Senior Vice President, Global Human Resources

EXECUTIVE: